TERMINATION OF MANAGEMENT AGREEMENTS
This Termination of Management Agreements (this “Agreement”) is entered into by and among Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation (“CMOF”), Cottonwood Multifamily Opportunity Fund O.P., L.P., a Delaware limited partnership (“CMOF OP”), Cottonwood Capital Property Management II, LLC, a Delaware limited liability company (“CCPM II”), Cottonwood Residential O.P., LP, a Delaware limited partnership (“CROP”), and Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company (“Merger Sub”), to be effective as of September 27, 2022 (the “Effective Date”).
WHEREAS, CMOF and CCPM II entered into the Asset Management Agreement dated as of November 15, 2017 (the “Asset Management Agreement”).
WHEREAS, CMOF, CMOF OP, CCPM II and CROP entered into the Three-Party Agreement dated as of November 15, 2017 (the “Three-Party Agreement”).
WHEREAS, pursuant to the Agreement and Plan of Merger dated as of July 8, 2022, among Cottonwood Communities, Inc., a Maryland corporation, Merger Sub, CMOF, CMOF OP and the other parties thereto, CMOF will merge with and into Merger Sub, with Merger Sub surviving the merger, and CMOF OP will merge with and into CROP, with CROP surviving the merger (collectively, the “Merger”), and the separate existence of CMOF and CMOF OP will cease as of the effective time of the Merger.
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Termination of the Asset Management Agreement.
(1)Effective upon consummation of the Merger (the “Merger Effective Date”), CMOF and the CCPM II hereby irrevocably terminate the Asset Management Agreement, without any further rights, liabilities or obligations on the part of any such party, except for (i) the payment to the CCPM II of any Asset Management Fee (as defined in the Asset Management Agreement) earned but unpaid through the Merger Effective Date pursuant to Section 7 of the Asset Management Agreement and any other payments due and payable to the CCPM II under the terms of the Asset Management Agreement and (ii) the CCPM II’s obligations upon termination of the Asset Management Agreement set forth in Section 14 of the Asset Management Agreement, including without limitation, the prompt payment to Merger Sub (as successor to CMOF) of all money collected and held for the account of CMOF and the delivery to Merger Sub (as successor to CMOF) of all assets and documents of CMOF in the custody of the CCPM II (the matters set forth in clauses (i) and (ii) referred to as the “Surviving Matters”).
(2)Merger Sub hereby acknowledges and agrees that if any amounts in respect of the Asset Management Fee or any other payments due and payable to the CCPM II remain outstanding following the Merger Effective Date, such payments shall become obligations of Merger Sub.
(3)The CCPM II acknowledges and agrees that at the Merger Effective Date, Merger Sub shall succeed to the rights and obligations of CMOF with respect to the Surviving Matters.
(4)Subject to the terms set forth in this Agreement, effective upon termination of the Asset Management Agreement, each of CMOF and the CCPM II releases and forever discharges the other party and its affiliates, owners, managers, directors, partners, officers, employees, predecessors, successors and assigns from any and all claims, damages, losses, obligations, liabilities and expenses arising out of or relating to the Asset Management Agreement or the termination thereof, expect in respect of the Surviving Matters.
2.Termination of Three-Party Agreement. Effective as of the Merger Effective Date, CMOF, CMOF OP and the CCPM II hereby irrevocably terminate the Three-Party Agreement, without any further rights, liabilities or obligations on the part of any such party.

3.Successors; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement and the rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto.
4.Severability. The invalidity or unenforceability of any one or more provisions of this Agreement will not affect the validity or enforceability of any other provision.
5.Entire Agreement; Amendment. The Asset Management Agreement and the Three-Party Agreement as applicable, each as amended by this Agreement, constitutes the entire agreement among the applicable parties thereto pertaining to the subject matter hereof and thereof and supersedes all prior agreements and understandings of the applicable parties in connection with this Agreement and the applicable underlying agreement. This Agreement may not be amended or supplemented other than by an agreement in writing signed by all of the parties hereto.
6.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
7.Venue. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake County, Utah.
8.No Third-Party Beneficiaries. No person not a party to this Agreement shall have any rights hereunder, it being the intent of the parties that there shall be no third-party beneficiaries.
9.Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.
10.Electronic Signatures. Any electronic signature of a party to this Agreement and of any party to take any action related to this Agreement shall be valid as an original signature and shall be effective and binding. Any such electronic signature (including the signature(s) to this Agreement) shall be deemed to (i) be “written” or “in writing,” (ii) have been signed and (iii) constitute a record established and maintained in the ordinary course of business and an original written record when printed from electronic files.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation By: /s/ Daniel Shaeffer Daniel Shaeffer Chief Executive Officer
Cottonwood Multifamily Opportunity Fund O.P., L.P., a Delaware limited partnership

By: Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation, its general partner

By: /s/ Daniel Shaeffer
    Daniel Shaeffer
    Chief Executive Officer

Cottonwood Capital Property Management II, LLC, a Delaware limited liability company

By: Cottonwood Capital Management, Inc., a Delaware corporation, its sole member

By: /s/ Gregg Christensen
    Gregg Christensen
    Chief Legal Officer

Cottonwood Residential O.P., LP, a Delaware limited partnership

By: Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company, its general partner

By: Cottonwood Communities, Inc., a Maryland corporation, its sole member

By: /s/ Enzio Cassinis
    Enzio Cassinis
    President
Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company By: Cottonwood Communities, Inc., a Maryland corporation, its sole member By: /s/ Enzio Cassinis Enzio Cassinis President

[Signature Page to Termination of Management Agreements – CMOF]